Exhibit 10.2

[LOGO OMITTED]

August 31, 2004



ION NETWORKS, INC.
120 CORPORATE BLVD.
SUITE A
SOUTH PLAINFIELD, NJ 07080

T: +1 908 546 3900
F: +1 908 546 3091
TF: 800 722 8986



Henry A. Hill
337 Beach Front
Manasquan, NJ  08736

Dear Henry:

We are pleased to extend this offer to you for the position of SENIOR VICE PRESIDENT, TECHNICAL SERVICES, reporting to Norman Corn, CEO. Details are as follows:

BASE SALARY AND BONUS
You will receive an annualized base salary of $150,000 (one hundred fifty thousand dollars), paid semi-monthly. You will also be eligible for an incentive bonus based on Company performance. For calendar year 2004, you will be eligible for a bonus amount not to exceed $7,500. Thereafter, you will be eligible for an annualized bonus of up to $20,000.

STOCK OPTIONS
The Board of Directors, on August 27, 2004, approved a one-time award of 500,000 Stock Options. The term of these options will be 5 years with vesting over the first three years as follows: 34% of the number of shares subject to each option grant shall vest 12 months from the date of grant, and the remaining 66% shall vest at a rate of 8.25% per three month period following the 12 month anniversary of the grant. The complete details will be supplied to you with the actual option grant.

BENEFITS
You will be eligible for benefit coverage commencing on your first day of employment. Benefits include medical, dental, vision, Rx, life insurance with an AD&D provision and long and short-term disability insurance. You will also be eligible to enroll in our 401(k) plan.

VACATION
You will be eligible for three weeks' paid vacation annually, as per the Company's policy. Vacation is accrued on a monthly basis and will be pro-rated for your first calendar year of employment.


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SEVERENCE
Your employment may be terminated at any time immediately upon notice by the Company, without "Cause". If you are terminated by the Company without "Cause", you shall be entitled to a severance payment equal to a payment of salary for the next 6 months as if the Agreement had not been terminated. You and Company agree that such severance payment shall also constitute liquidated damages and is a reasonable approximation of Employee's damages as a result of such termination.

For the purpose of this document, "Cause" shall be defined as (1) conviction of a felony, or (2) acts of dishonesty or moral turpitude constituting fraud or embezzlement or otherwise materially adversely affecting the business or properties of the Company and/or its Affiliates; (3) failure to obey the reasonable and lawful directions of the Chief Executive Officer; (4) repeated negligence by the Employee in the performance of, or willful disregard by Employee of his obligations under this Agreement; or (5) if Employee is indicted for a criminal violation of security laws.

ION Networks, Inc. is an "at will" employer and as a result the employment relationship will be "at will", and may be terminated by either the employee or the company at any time, with or without cause, unless a specific written agreement, approved by the CEO of ION Networks, Inc. is subsequently entered into with you. It should also be understood that this letter does not constitute a contract of employment or an agreement of employment for any specific period of time.

We are delighted at the prospect of your joining our team here at ION Networks, Inc. and look forward to establishing what I am sure will be a mutually rewarding business relationship. Should you have any questions regarding the specifics of this offer, please do not hesitate to call me.

Please indicate your acceptance by signing and returning a copy of this letter, the Incentive Compensation Plan and the Non-Disclosure/Non-Compete.

Sincerely,
                                          ACCEPTED



Norman E. Corn                   ----------------------------------------
Chief Executive Officer          HENRY A. HILL                       DATE

                                            8-31-04
                                          START DATE


Encl:    Non-Disclosure/Non-Compete Agreement
         Benefit Package